Exhibit 23


                        Consent of Independent Auditors






Board of Directors
Capital Associates, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Capital Associates, Inc. of our report dated June 30, 1994 relating to the consolidated balance sheets of Capital Associates, Inc. and subsidiaries as of May 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedules for the years then ended, which report appears in the May 31, 1994 annual report on Form 10-K of Capital Associates, Inc.



KPMG Peat Marwick



/s/KPMG Peat Marwick
- - ---------------------------------
KPMG Peat Marwick


Denver, Colorado
July 14, 1994